Exhibit D-2(b)


                                      BEFORE THE
                        PENNSYLVANIA PUBLIC UTILITY COMMISSION


          In re:  Securities Certificate of       :
          Metropolitan Edison Company in          :    S e c u r i t i e s
          Certificate
          the matter of a nuclear fuel lease      :    No.


          TO THE PENNSYLVANIA PUBLIC UTILITY COMMISSION:

                    1.   The name and address  of the public utility filing

          this  Securities  Certificate  are  Metropolitan  Edison  Company

          ("Met-Ed"),  2800  Pottsville  Pike, Muhlenberg  Township,  Berks

          County, Pennsylvania  (mailing address: P.O. Box  19605, Reading,

          PA 19640-0001).

                    2.   The names and  addresses of  the public  utility's

          attorneys  are W. Edwin Ogden and Ryan, Russell, Ogden & Seltzer,

          1100 Berkshire  Boulevard, P.O. Box  6219, Reading,  Pennsylvania

          19610-0219.

                    3.   Met-Ed,  a   public  utility  as  defined  in  the

          Pennsylvania Public Utility Code,  is a corporation organized and existing  under the laws of the Commonwealth of Pennsylvania.  It

          is   engaged   in  the   business   of   generating,  purchasing,

          transmitting,   distributing  and  selling   electric  energy  in

          portions of 14 counties in eastern and central Pennsylvania.

                    4.   All  outstanding shares  of Met-Ed's  common stock

          are owned by General Public Utilities Corporation ("GPU").

                    5.   This   Securities   Certificate  relates   to  the

          obligations  of Met-Ed  under a  lease arrangement,  which Met-Ed proposes  to  amend  and/or  restate, for  its  share  of certain



          nuclear fuel,  fuel  assemblies  and  component  parts  ("Nuclear

          Material") at the Three Mile Island Unit No. 1 nuclear generation station ("TMI-1"), which is jointly owned by Met-Ed (50%), Jersey

          Central  Power &  Light Company  (25%) and  Pennsylvania Electric

          Company  (25%) (collectively,  the  "GPU Companies").   TMI-1  is

          operated and maintained  on behalf  of the GPU  Companies by  GPU

          Nuclear Corporation,  a subsidiary of GPU.   Because the existing

          lease arrangement has an initial  term in excess of one year  and certain  provisions of the lease arrangement  may be deemed under

          Section  1901(c)  of  the  Pennsylvania Public  Utility  Code  to

          constitute a  contingent liability  of Met-Ed for  obligations of another,  in this case the TMI-1 Fuel Corp. described below, Met-

          Ed  filed a Securities Certificate (S-910136) with respect to the

          existing  lease   arrangement  and  is   filing  this  Securities

          Certificate  with the  Commission  with respect  to the  proposed amendment and/or restatement thereof.  Reference is also made  to a Certificate  of Public  Convenience (A-110300F12),  approved by

          Commission  order   entered  March  5,  1987,   under  which  the

          Commission authorized Met-Ed  to sell a 50% undivided interest in the Nuclear Material for  TMI-1 for the purpose of  entering into the existing lease arrangement.

                    Under  the existing  lease arrangement, a  nuclear fuel

          trust ("Fuel Trust")  was established in accordance with  a trust agreement  ("Trust Agreement")  under which  United States  Trust

          Company of New York  acts as trustee.  The Fuel Trust is the sole stockholder  of  a non-affiliated  corporation  (the  "TMI-1 Fuel

          Corp.").   Met-Ed  entered  into a  lease agreement  ("1991 Lease

          Agreement")  by which  TMI-1 Fuel  Corp. leases  a  50% undivided

          interest   in  the   Nuclear  Material   for  TMI-1   to  Met-Ed,



          corresponding  to Met-Ed's undivided ownership interest in TMI-1.

          In connection with the 1991 Lease Agreement,  The Prudential Life

          Insurance  Company  of  America  and certain  of  its  affiliates

          (collectively,  "Prudential") entered  into a  lending agreement,

          described below, to provide for borrowings by TMI-1 Fuel Corp. of up  to $62.5 million  to finance the  acquisition costs of  a 50%

          undivided  interest  in the  Nuclear  Material  under such  lease agreement.

                    As  a result of a  recent review and  analysis of their

          nuclear fuel financing arrangements, the GPU Companies determined that they could likely achieve certain cost savings

           by pursuing a new  funding  arrangement.  Consequently,  the GPU

          Companies conducted  a series  of discussions with  other lending institutions  with  a  view  towards establishing  a  new  credit facility  to provide  financing  for the  acquisition of  Nuclear

          Material.   As a result  of those discussions,  the GPU Companies

          have  now entered  into a  commitment letter  with Union  Bank of

          Switzerland,  New York Branch ("UBS" or the "Agent") to provide a new  credit facility which would  provide for borrowings by TMI-1

          Fuel Corp.  from UBS and other lenders for which UBS would act as agent (collectively, the "Lenders").

                    Accordingly,   Met-Ed,  together  with  the  other  GPU

          Companies  have notified  Prudential that  TMI-1 Fuel  Corp. will terminate their existing lending  arrangements with Prudential on or before December 27, 1995.  TMI-1 Fuel Corp. will  enter into a

          new  credit  facility  ("New  Credit   Facility")  providing  for

          aggregate  borrowings of  up  to $110  million ($55  million with respect  to  a 50%  undivided  interest in  the  Nuclear Material






          corresponding to Met-Ed s ownership  interest in TMI-1) and under which (i)  letters of credit would be issued by UBS, as agent, to provide credit enhancement for  commercial paper to be issued  by

          TMI-1 Fuel Corp. and (ii) revolving credit loans would be made by

          the Lenders to  TMI-1 Fuel  Corp.   In addition,  the 1991  Lease

          Agreement would  be amended  and/or restated in  certain respects consistent with the establishment of the New Credit Facility.
















































               1991 Lease Agreement.

                    1.   To provide  for the  financing of a  50% undivided

          interest in the Nuclear Material, TMI-1 Fuel Corp. and Prudential

          entered  into a floating rate  loan agreement, a  fixed rate loan agreement and a security  agreement.  TMI-1 Fuel Corp.  has since issued  and sold to Prudential  from time to  time its promissory notes  pursuant to  the floating  rate loan  agreement ("Existing

          Notes")  representing  borrowings made  from  Prudential (or  its affiliates) to  pay for unrecovered  acquisition costs  of a  50%

          undivided  interest  in the  Nuclear  Material  and payments  for related costs and services ("Acquisition Costs").  (To date, TMI-

          1  Fuel Corp.  has not made  any borrowings under  the fixed rate loan agreements.)  Under the 1991  Lease Agreement, the principal amount  of Existing  Notes outstanding  at any  one time  may not exceed $62.5 million.  The Existing Notes are secured by the 1991

          Lease Agreement (and  the lease payments  made thereunder) and  a

          50% undivided interest in the  Nuclear Material and bear interest at  a floating  rate  equivalent to  the  Lease Rate  defined  in subparagraph 3 below.

                    2.   The  1991 Lease Agreement  provided for an initial

          term  of two  years  following which  it  is renewable  annually,

          subject to the  satisfaction of certain  conditions and to  early termination  upon the occurrence of certain events.  In addition,

          either  TMI-1 Fuel Corp. or  Met-Ed may terminate  the 1991 Lease

          Agreement at the  end of any  annual renewal term, upon  at least five months prior written notice.

                    3.   (a)  Under the  1991 Lease Agreement,  Met-Ed pays

          to TMI-1 Fuel Corp. a monthly rental payment consisting of (i)  a






          British  Thermal  Unit,  or  so-called  "burn-up",  charge  ("BTU

          Charge")  and (ii) a lease  rate paid in  advance ("Lease Rate").

          The BTU  Charge consists  of  an amount  based upon  the rate  of

          consumption  of the fuel in the reactor.   During the term of the

          1991 Lease Agreement, Met-Ed may revise the BTU Charge to reflect changes  in  the anticipated  operating  life,  energy output  or

          utilization of the Nuclear Material, as initially estimated.   To

          the  extent that Met-Ed makes  BTU Charge payments  to TMI-1 Fuel

          Corp.  under the 1991 Lease Agreement,  the amount of outstanding

          Acquisition  Costs is  correspondingly reduced,  thereby creating availability under the 1991 Lease Agreement for  TMI-1 Fuel Corp.

          to acquire additional Nuclear Material.

                         (b)  The Lease Rate for the Existing  Notes, which

          is based upon the  unamortized cost of the Nuclear  Material from time  to time,  is the  yield adjusted  rate charged on  a 30-day dealer placed commercial paper  issued by a Prudential affiliate,

          as such rate is  in effect from time to  time on the 15th  day of

          each month, plus .70%.   Met-Ed is required to make monthly Lease

          Rate payments to TMI-1 Fuel Corp. and to make BTU Charge payments

          beginning  as  of  the  time  fuel  consumption  commences.    At

          September 1, 1995,   Met-Ed had approximately    $46.5 million of

          unrecovered Acquisition  Costs  outstanding under  the 1991 Lease

          Agreement at a current Lease Rate of 6.60%.

                    4.   Except as provided below,  upon termination of the

          1991  Lease Agreement, Met-Ed is  obligated to pay  to TMI-1 Fuel

          Corp. the "Stipulated Casualty Value" of a 50% undivided interest in  any Nuclear  Material  acquired by  TMI-1  Fuel Corp.,  which amount  is designed to reflect  the then unamortized cost thereof






          plus all  other amounts  which may  be owed to  TMI-1 Fuel  Corp.

          However, Met-Ed would use its best  efforts to dispose of its 50%

          undivided interest  in such Nuclear  Material on behalf  of TMI-1

          Fuel Corp. to a third party; the proceeds of any such disposition in excess of the Stipulated Casualty Value would be paid to TMI-1

          Fuel Corp.  If the 1991 Lease Agreement is voluntarily terminated by  TMI-1  Fuel  Corp., Met-Ed  is  required  to  purchase a  50%

          undivided  interest  in the  Nuclear  Material  but may,  at  its option, do so during  the five-month notice period at  the higher of  (i)  its  then fair  market  value  and  (ii) the  Stipulated

          Casualty  Value.  If Met-Ed does  not exercise such option, or in the  event it  elects  voluntarily to  terminate  the 1991  Lease

          Agreement, it would pay TMI-1 Fuel  Corp. the Stipulated Casualty

          Value  of the 50% undivided  interest in the  Nuclear Material in the manner described  above.  If Met-Ed  is unable to  dispose of the 50% undivided  interest in  the Nuclear Material  to a  third party upon  termination of the  1991 Lease Agreement,  TMI-1 Fuel

          Corp. may then convey  the 50% undivided interest in  the Nuclear

          Material to Met-Ed.



               New Credit Facility and Proposed Lease Amendment.

                    1.   Under  the present lease financing arrangements, a

          Prudential affiliate issues commercial paper to provide the funds borrowed by TMI-1  Fuel Corp.  to pay the  Acquisition Costs  for

          Nuclear  Material  subject  to lease.    Under  the   New  Credit

          Facility, TMI-1  Fuel Corp. would  issue and sell  its commercial paper from time to  time to finance acquisition costs  of Nuclear

          Material.    To  reduce   borrowing  costs,  TMI-1  Fuel  Corp.'s






          commercial paper credit would be enhanced through the issuance by

          UBS of letters of credit ("LC's")  in an aggregate face amount of up to $110 million outstanding at any time with a sublimit of $55 million with respect to the 50% undivided interest in the Nuclear

          Material leased  by  Met-Ed.    The  commercial  paper  would  be

          evidenced by commercial paper  notes ("CP Notes").  The  CP Notes would be deposited with a commercial paper depository and sold to or through a commercial paper dealer.

                    Under the  New Credit Facility, TMI-1  Fuel Corp. would

          enter into  a credit agreement ("New  Credit Agreement") pursuant to which  the Agent would  issue its  LC's and  TMI-1 Fuel  Corp.

          would  agree   to  reimburse   the  Lenders  for   drawings  made

          thereunder.   TMI-1 Fuel Corp.  would also be  entitled to borrow

          under the New Credit Facility to provide for direct borrowings in

          lieu of issuing CP Notes.   To evidence its obligations to  repay

          such direct borrowings, TMI-1  Fuel Corp. will issue and  sell to

          the Lenders  its promissory notes  ("New Notes").   The aggregate

          principal amount of New  Notes outstanding at any time  under the

          New  Credit  Facility would  not exceed  the  lesser of  (a) $110 million ($55 million with respect  to the 50% undivided  interest in the  Nuclear Material leased  by Met-Ed) less  the outstanding principal  amount  of CP  Notes and  (b) the  Stipulated Casualty

          Value of the Nuclear Material  under lease at the time  plus cash on  deposit  in  the  collateral account,  less  the  outstanding principal amount of CP Notes.  The New Credit Facility would have

          an  initial  term   of  three  years,  renewable   on  the  first

          anniversary  thereof and  on each  anniversary thereafter  at the option of the Lenders.






                    The New  Notes  would  be secured  by  the  1991  Lease

          Agreements with  the  GPU Companies,  as proposed  to be  amended and/or restated  as described below, and the Nuclear Material and would  bear  interest at  either an  Alternative  Base Rate  or a

          Eurodollar  Rate.   The Alternative  Base  Rate is  a fluctuating

          annual  rate  equal to  the higher  of  (i) the  Agent's publicly announced  prime rate and (ii) 50 basis  points above the rate on overnight Federal funds transactions  with members of the Federal

          Reserve  System arranged  by Federal  funds brokers.   Eurodollar

          Rate  Notes would bear interest  at the Eurodollar  Rate plus the

          Applicable Margin and would be fixed at the Fuel Company's option for interest periods of 1, 2, 3 or 6 months.  The Eurodollar Rate is  defined  as the  annual interest  rate  for deposits  in U.S.

          dollars as  reported in the Dow Jones  Telerate System or if such rate is not reported, at the LIBOR rate, in each case for the two

          business  day  period  prior  to  such  interest  period.     The

          Applicable  Margin  would range  from  27.5  to 65  basis  points depending on the senior secured long term debt ratings of the GPU

          Companies as  assigned by Standard &  Poor's Corporation, Moody's

          Investors Services  or Duff  & Phelps (collectively,  the "Rating

          Agencies").

                    Under the New Credit  Agreement, TMI-1 Fuel Corp. would

          have  the  right  upon  three  business  days  notice  to  prepay outstanding  New Notes.  In  addition, TMI-1 Fuel  Corp. would be obligated to prepay outstanding New Notes in amounts equal to the sum  of (a)  the  cost the  Nuclear  Material consumed  plus  any associated finance charges incurred in connection therewith which

          TMI-1 Fuel Corp. is  unable to capitalize (Basic Rent)  in excess






          of the  interest and  principal payments  due on indebtedness  of

          TMI-1  Fuel Corp. and other costs incurred in connection with the

          Credit  Facility  and  the certain  related  financing  documents

          (Monthly  Debt Service) and (b) the amount received by TMI-1 Fuel

          Corp. related to  a sale  or transfer  (other than  by lease)  of

          Nuclear Material to Met-Ed or a third party.

                    2.   In connection with the New Credit Facility,  TMI-1

          Fuel Corp.   will pay the following fees to the Lender in respect

          of Met-Ed's  proportionate interest in TMI-1:  (i) an Arrangement

          Fee of   $55,000; (ii) an  annual Administration Fee of   $7,857;

          (iii) a Commitment Fee based  on each Lender's unused  commitment under the New Credit Facility  ranging from 8 to 20  basis points per year depending on  the senior secured long term  debt ratings of the  GPU Companies as assigned by  the Rating Agencies; (iv) a

          Letter of  Credit Issuing Fee  at a rate  of 10 basis  points per

          year based on   the average  daily principal  amount of CP  Notes

          issued by TMI-1 Fuel Corp. from time to time; and (v) a Letter of

          Credit  Risk Fee at a yearly rate  equal to the Applicable Margin on the average daily principal amount of CP Notes issued by TMI-1

          Fuel Corp. from time to time.

                    In  addition,    Met-Ed   has  agreed  to  pay  certain

          transaction  expenses in  connection  with the  execution of  the amended and  restated lease  agreement, the establishment  of the

          New  Credit Facility  and  the consummation  of the  transactions

          contemplated  thereby.   Met-Ed  will also  indemnify TMI-1  Fuel

          Corp.,  the Trustee  and the  Lenders against  certain liability,

          hazards, contingencies and risks of loss in connection with TMI-1

          Fuel Corp.'s acquisition and lease of a 50% undivided interest in






          Nuclear Material to  Met-Ed.  Met-Ed  would reimburse TMI-1  Fuel

          Corp. for all such fees,  expenses and indemnification costs  and all such expenses would be paid as additional rent payments under the amended the restated lease agreement.

                    3.   In connection with the New Credit Facility, Met-Ed

          also  proposes to  amend and  restate the  1991 Lease  Agreement.

          (The  1991  Lease  Agreement,  as  proposed  to  be  amended  and restated,  is herein  referred to  as the  "Amended and  Restated

          Lease  Agreement").   The  Amended and  Restated Lease  Agreement

          would, among other things, reflect (i) a reduction in the maximum aggregate value of Nuclear Material to be  leased thereunder from

          $62.5 million to $55  million; (ii) the establishment of  the New

          Credit Facility with UBS, as agent; (iii) a change in the term of the  1991 Lease  Agreement from  being  renewable annually  to an initial three year term renewable  annually thereafter, but in no event  with  a  term beyond  20  years;  and  (iv) certain  other modifications  to the  representations, covenants  and events  of default  provisions.  Met-Ed would  continue to pay  a BTU Charge and a Lease Rate ("Basic Rent") as under the 1991 Lease Agreement although the new Lease Rate would be based on the rates of the CP

          Notes  and/or the New Notes,  which Met-Ed expects  will be lower than the current Lease Rate.  In addition, Met-Ed would execute a new letter of representation to the Lenders regarding performance under the  Amended and Restated Lease  Agreement and preservation of  collateral, and conforming changes would be made to the Trust

          Agreement and ancillary lease and  financing documents, including the Security Agreement.








                    4.   Met-Ed  proposes  to  enter  into  the  new  lease

          arrangement  after  obtaining  the   requisite  action  of   your

          Honorable Commission and the Securities and Exchange Commission.

                    5.   The  estimated initial  expenses of  entering into

          the new lease arrangements  are as follows:

                    Filing fee -

                     Securities and Exchange Commission     $      500
                    Legal Fees                                  65,500

                    Depositary fee                               1,875
                    Rating agencies fees and expenses           16,000

                    Trustee fees & expenses                      3,750
                    Miscellaneous expenses                       8,375

                         Total                                $ 96,000



                    6.   An Application on Form U-1  has been filed by  the

          GPU Companies  with the  Securities  and Exchange  Commission  in respect to the new lease arrangement.

                    Exhibits Omitted.





























                    WHEREFORE,  Metropolitan  Edison  Company   prays  your

          Honorable  Commission  to  register  this  Securities Certificate pursuant to Chapter 19 of the Public Utility Code, as amended.

                                        METROPOLITAN EDISON COMPANY



                                        By  /s/ W. A. Boquist II

                                                  Vice President



          COMMONWEALTH OF PENNSYLVANIA  :
                                        :  ss.
          COUNTY OF BERKS               :



                W. A. Boquist  II                      ,  being duly  sworn

          according to law, deposes and says that he is a Vice President of

          Metropolitan  Edison Company, that  he is authorized  to and does make this affidavit  for it; and that  the facts set  forth above are  true and correct to  the best of  his knowledge, information and belief and he  expects to be  able to prove  the same at  any hearing thereof.



                                              /s/ W. A. Boquist II



          Sworn to and subscribed before me
          this 15th day of September, 1995.



           /s/ Anita Lois Zawada

          Notary Public of Pennsylvania
          My Commission Expires






